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                                                                   Exhibit F-1.1

                                    Jones Day
                                 77 West Wacker
                                   Suite 3500
                             Chicago, Illinois 60601
                                  312-782-3939

                                  June 20, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Exelon Corporation Form U-1 Application/Declaration, File No. 70-____

Ladies and Gentlemen:

     We refer to the Application-Declaration on Form U-1 on even date herewith (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by Exelon Corporation ("Exelon"), a Pennsylvania corporation and a registered holding company under the Act (the "Applicant") seeking authority on behalf of Applicant to acquire, directly or indirectly, through one ore more subsidiary companies, a membership interest in PowerTree Carbon Company, LLC ("PowerTree"), a Delaware limited liability company, all as more fully described in the Application (the "Transaction").

     We have acted as counsel to Exelon in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

     In connection with this opinion, we have examined the Application, and originals, or copies certified to our satisfaction, of such corporate records of Exelon, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transactions, certificates of officers and representatives of Exelon and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, we are of the opinion that:

     1.   State laws applicable to the Transaction will have been complied with.

     2. (i) PowerTree is validly organized and duly existing under the laws of Delaware, and (ii) Exelon (or its designated subsidiary or subsidiaries that will become a member of PowerTree) will be entitled to all of the rights and privileges of a member of PowerTree as set forth in PowerTree's Operating Agreement.

     3. Exelon (or its designated subsidiary or subsidiaries that will become a member of PowerTree) will legally acquire the membership interest in PowerTree.

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     4.   The consummation of the Transaction will not violate the legal rights of the lawful holders of any securities issued by Exelon or any associate company thereof.

     The opinions expressed above in respect of the Transaction as described in the Application are subject to the following assumptions or conditions:

          a. The authorizations and approvals of the Transaction by the Board of Directors of Exelon shall be given and shall remain in effect at the closing thereof.

          b. The Transaction shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of all state and federal commissions or regulatory authorities having jurisdiction over the Transaction and all such required approvals, authorizations, consents, certificates, orders and registrations shall remain in effect at the closing thereof.

          c. PowerTree shall have been duly authorized and created under the laws of the jurisdiction governing its creation.

          d. This opinion extends to the making of the Transaction and no opinion is given with respect to future business aspects of the Transaction.

          e. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions.

          f. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of Exelon, and other appropriate persons and statements contained in the Application.

          g. For purposes of this opinion, with respect to all matters governed by the laws of Delaware as applicable to PowerTree, we have relied upon the opinion of Morris, James, Hitchens & Williams LLP, Wilmington, Delaware, which opinion is being filed as Exhibit F-2 to the Application.

     We hereby consent to the filing of this opinion as an exhibit to the Application.



                                               Respectfully yours,


                                               Jones Day


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